Exhibit 99.1

Seagen Statement on Outcome of Daiichi Sankyo Arbitration

BOTHELL, Wash. — August 12, 2022 — Seagen Inc. (Nasdaq: SGEN) today issued a statement regarding the outcome of the arbitration with Daiichi Sankyo Co. Ltd. (“Daiichi Sankyo”) relating to the parties’ 2008 collaboration agreement for the use of Seagen’s antibody-drug conjugate (ADC) technology. The arbitrator ruled in favor of Daiichi Sankyo, citing statute of limitations and disagreement with Seagen on the interpretation of the contract.

“While we are disappointed with the arbitration decision, it was important for us to pursue this legal action,” said Roger Dansey, M.D., interim Chief Executive Officer and Chief Medical Officer, Seagen. “This does not impact our existing business. Looking forward, we are well-positioned to drive continued innovation and growth with four commercial products and a deep and diverse pipeline of promising programs. Seagen remains focused on developing innovative medicines that make a meaningful difference in the lives of cancer patients.”

About Seagen

Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Seagen’s continued innovation and growth, as well as its pipeline. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, the risk that the company’s financial results may not be as expected and the difficulty and uncertainty of pharmaceutical product development. More information about the risks and uncertainties faced by the company is contained under the caption “Risk Factors” included in Seagen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

For Media

David Caouette

(310) 430-3476

dcaouette@seagen.com

For Investors

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com